                                                                    EXHIBIT h(3)


                             MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of this 1st day of July, 2000 between AIM Series Trust (the "Trust"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that the expenses (excluding interest, taxes, dividend expense on short sales, extraordinary items and increases in expenses due to expense offset arrangements, if any) of a class of the Fund exceed the rate set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Trust nor AIM may remove or amend the expense limitations to the Trust's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Trust and AIM agree to review the then-current expense limitations for each class of the Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such limitations should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the limitations, or the Trust and AIM are unable to reach an agreement on the amount of the limitations to which the Trust and AIM desire to be bound, the limitations will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                AIM Series Trust,
                                on behalf of the Fund listed in Exhibit "A" to this Memorandum of Agreement

                                By: /s/ CAROL F. RELIHAN
                                    --------------------------------------------
                                Title: Vice President
                                       -----------------------------------------


                                A I M Advisors, Inc.

                                By: /s/ ROBERT H. GRAHAM
                                    --------------------------------------------
                                Title: President
                                       -----------------------------------------

                                   EXHIBIT "A"

                                AIM SERIES TRUST



FUND                            EXPENSE LIMITATION         COMMITTED UNTIL
----                            ------------------         ---------------
AIM Global Trends Fund
         Class A                      2.00%                 June 30, 2001
         Class B                      2.50%                 June 30, 2001
         Class C                      2.50%                 June 30, 2001